                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

    Check the appropriate box:
/ /  Preliminary Proxy Statement      / /  Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material under Rule 14a-12

                              WOLVERING TUBE, INC.
       ------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

  ----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                    [LOGO] W
                              WOLVERINE TUBE, INC.
                       200 CLINTON AVENUE WEST, SUITE 1000
                           HUNTSVILLE, ALABAMA 35801


                                                        April 10, 2002

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of the Stockholders of Wolverine Tube, Inc. (the "Company") on Thursday, May 23, 2002, at 8:30 a.m., local time, at The Benjamin Hotel, 125 East 50th Street, New York, New York 10022. We hope that many of the Company's stockholders will be able to attend the meeting and we look forward to greeting those in attendance.

     The notice of annual meeting and proxy statement accompanying this letter describe the specific business to be acted upon.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING. WHETHER OR NOT YOU PLAN TO ATTEND IN PERSON, YOU ARE REQUESTED TO INDICATE YOUR VOTE, AND SIGN, DATE, AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

     On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the Company. The Board of Directors and the management team look forward to seeing you at the meeting.


                                                Sincerely,


                                                /s/ Dennis Horowitz
                                                -----------------------------
                                                Dennis Horowitz
                                                Chairman, President and
                                                Chief Executive Officer

                              WOLVERINE TUBE, INC.
                       200 CLINTON AVENUE WEST, SUITE 1000
                           HUNTSVILLE, ALABAMA 35801

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           To be held on May 23, 2002

To the Stockholders:

     Please take notice that the Annual Meeting of the Stockholders of Wolverine Tube, Inc., a Delaware corporation, will be held on Thursday, May 23, 2002, at 8:30 a.m., local time, at The Benjamin Hotel, 125 East 50th Street, New York, New York 10022 for the following purposes:

     1. To elect three (3) Class III directors of the Company to each serve a three-year term.

     2. To ratify the appointment of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending December 31, 2002.

     3. To transact such other business as may properly come before the meeting.

     Stockholders of record at the close of business on April 1, 2002 are entitled to notice of, and to vote at, the meeting and any adjournments thereof.

                                            By Order of the Board of Directors


                                            /s/ James E. Deason Secretary
                                            ----------------------------------
                                            James E. Deason Secretary

Huntsville, Alabama
April 10, 2002


IMPORTANT: PLEASE FILL IN, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN THOUGH YOU HAVE ALREADY SENT IN YOUR PROXY.

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                             OF WOLVERINE TUBE, INC.

     This Proxy Statement is furnished in connection with the solicitation by the management of Wolverine Tube, Inc. (the "Company") of proxies for use at the Annual Meeting of Stockholders to be held on Thursday, May 23, 2002, at 8:30 a.m., local time, at The Benjamin Hotel, 125 East 50th Street, New York, New York 10022, or at any adjournment thereof.

               INFORMATION CONCERNING THE SOLICITATION AND VOTING

GENERAL

     The principal executive offices of the Company are located at 200 Clinton Avenue West, Suite 1000, Huntsville, Alabama 35801. The Company's telephone number is (256) 353-1310. The date of this Proxy Statement is April 10, 2002, the approximate date on which this Proxy Statement, the accompanying Proxy and the Annual Report to Stockholders for the fiscal year ended December 31, 2001, including financial statements, are first being sent or given to stockholders entitled to vote at the meeting.

     This solicitation of proxies is made on behalf of the Board of Directors of the Company and the associated cost will be borne by the Company. The Company has retained Georgeson Shareholder (the "Solicitor") to assist in the solicitation of proxies. The Company will pay approximately $5,000 in fees for the Solicitor's services and will reimburse the Solicitor for reasonable out-of-pocket expenses.

     In addition to solicitation by mail and by the Solicitor, management may use the services of its directors, officers and others to solicit proxies, personally or by telephone. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the stock held of record by such persons, and the Company may reimburse them for reasonable out-of-pocket and clerical expenses incurred by them.

RECORD DATE, VOTING AND REVOCABILITY OF PROXIES

     The Company had outstanding on April 1, 2002 (the "Record Date"), 12,232,185 shares of Common Stock, par value $0.01 per share (the "Common Stock"), all of which are entitled to vote on all matters to be acted upon at the meeting. The Company's By-Laws provide that the holders of a majority of the shares issued and outstanding, present in person or represented by proxy and entitled to vote at the meeting, will constitute a quorum for the transaction of business. Each stockholder is entitled to one vote for each share of Common Stock held on the Record Date. If no instructions are given on the executed Proxy, the Proxy will be voted for all nominees and in favor of all proposals described herein. In addition, by submitting the Proxy, the stockholder authorizes the persons named on the Proxy to use their discretion in voting on any other matter brought before the Annual Meeting. As of the date of this Proxy Statement, the Company does not know of any other business to be considered at the Annual Meeting.

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote is required for approval of all items being submitted to the stockholders for their consideration, other than the election of directors, which is determined by a plurality, if a quorum is present and voting. An automated system administered by the Company's transfer agent tabulates the votes. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting for purposes of determining the presence of a quorum. Each is tabulated separately. Neither abstentions nor broker non-votes are counted in tabulations of the votes cast for purposes of determining whether a proposal has been approved.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by filing with the Secretary of the Company a written notice revoking it, by presenting at the meeting a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

                  STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

     The following table sets forth information as of April 1, 2002, with respect to the beneficial ownership of the outstanding Common Stock by (i) stockholders known by the Company to own beneficially more than 5% of the outstanding Common Stock, (ii) each director, (iii) each executive officer of the Company named in the Summary Compensation Table herein, and (iv) all directors and executive officers of the Company as a group. The number of shares of Common Stock outstanding as of April 1, 2002 was 12,232,185.

                                                                                COMMON STOCK    BENEFICIALLY OWNED
                                                                               ----------------------------------
NAME AND ADDRESS                                                                   SHARES            PERCENT
----------------                                                               -------------   ------------------
Merrill Lynch & Co. Inc.(1)  . . . . . . . . . . . . . . . . . . . . . . . . . .  1,714,241            14.0%
Merrill Lynch Investment Managers
ML Small Cap Value Fund

World Financial Center, North Tower
250 Vesey Street
New York, NY 10381

AXA Financial, Inc.(2) . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1,713,425            14.0
1290 Avenue of the Americas
New York, NY 10104

Ontario Teachers' Pension Plan Board(3)  . . . . . . . . . . . . . . . . . . . .  1,348,386            11.0
5650 Yonge Street
North York, Ontario M2M 4H5 Canada

Mellon Financial Corporation(4)  . . . . . . . . . . . . . . . . . . . . . . . .  1,227,351            10.0
One Mellon Center
Pittsburgh, PA 15258

Dimensional Fund Advisors(5) . . . . . . . . . . . . . . . . . . . . . . . . . .    913,100             7.5
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

Dennis J. Horowitz(6)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    155,479             1.3

James E. Deason(7) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     31,829               *

Keith J. Weil(8) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     39,051               *

Jan K. Ver Hagen(9)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     30,410               *

Johann R. Manning(10)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     29,309               *

John L. Duncan(11) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     25,010               *

Thomas P. Evans(12)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     15,011               *

Chris A. Davis(13) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     15,010               *

Gail O. Neuman(14) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     15,010               *

W. Barnes Hauptfuhrer(15)  . . . . . . . . . . . . . . . . . . . . . . . . . . .     15,010               *

All directors and executive officers as a group (10 persons)(16) . . . . . . . .    371,129             3.0

--------------
*   Represents less than 1%

(1) As set forth on Schedule 13G, filed with the Securities and Exchange Commission on January 30, 2002.

(2) As set forth on Schedule 13G, filed with the Securities and Exchange Commission on February 11, 2002.

(3) As set forth on Form 3, filed with the Securities and Exchange Commission on December 6, 1999.

(4) As set forth on Amendment No. 2 of Schedule 13G, filed with the Securities and Exchange Commission on January 16, 2002.

(5) As set forth on Schedule 13G, filed with the Securities and Exchange Commission on January 30, 2002.

(6) Includes 87,334 shares of Common Stock subject to options exercisable within 60 days of April 1, 2002.


(7) Includes 16,734 shares of Common Stock subject to options exercisable within 60 days of April 1, 2002.

(8) Includes 23,001 shares of Common Stock subject to options exercisable within 60 days of April 1, 2002.

(9) Includes 20,410 shares of Common Stock subject to options exercisable within 60 days of April 1, 2002.

(10) Includes 14,933 shares of Common Stock subject to options exercisable within 60 days of April 1, 2002.

(11) Includes 20,010 shares of Common Stock subject to options exercisable within 60 days of April 1, 2002.

(12) Includes 15,010 shares of Common Stock subject to options exercisable within 60 days of April 1, 2002.

(13) Includes 15,010 shares of Common Stock subject to options exercisable within 60 days of April 1, 2002.

(14) Includes 15,010 shares of Common Stock subject to options exercisable within 60 days of April 1, 2002.

(15) Includes 15,010 shares of Common Stock subject to options exercisable within 60 days of April 1, 2002.

(16) In connection with the Company's voluntary stock option exchange offer announced in August 2001, ten executive officers and directors surrendered outstanding options to purchase an aggregate of 354,500 shares of the Company's Common Stock, and these options were cancelled on October 2, 2001. Assuming all conditions of the offer are satisfied, on April 11, 2002, the Company will grant replacement options covering an aggregate of 177,250 shares of Common Stock in exchange for these surrendered options. The stock ownership information reported in this table does not include the shares of the Company's Common Stock subject to the replacement options.

                      PROPOSAL ONE - ELECTION OF DIRECTORS

     The Board has nominated Ms. Neuman and Messrs. Deason and Evans to be reelected as Class III directors, each for a three-year term expiring in 2005. If elected, each nominee will hold office until her/his term expires and until her/his successor is elected and qualified. Management knows of no reason why these nominees would be unable or unwilling to serve, but if any nominee should be unable or unwilling to serve, the proxies will be voted for the election of such other persons for director as management may recommend in the place of such nominee. THE BOARD RECOMMENDS VOTING "FOR"THE REELECTION OF THE THREE NOMINEES LISTED BELOW.

INFORMATION REGARDING NOMINEES

     The Restated Certificate of Incorporation of the Company provides for the Board of Directors to be divided into three classes of directors serving staggered three-year terms. Each class shall consist, as nearly as may be practicable, of one-third of the total number of directors constituting the entire Board of Directors. As a result, approximately one-third of the Board of Directors is elected each year. The Class I directors are Ms. Davis and Messrs. Horowitz and Hauptfuhrer; the Class II directors are Messrs. Duncan and Ver Hagen; and the Class III directors are Ms. Neuman and Messrs. Deason and Evans. Directors hold office until their terms expire and their successors have been elected and qualified.

     The following table sets forth certain information for each nominee, and for each director of the Company whose term of office continues after the Annual
Meeting:

NOMINEES FOR ELECTION AS CLASS III DIRECTORS WHOSE TERMS WILL EXPIRE IN 2005:

NAME                                AGE    PRINCIPAL OCCUPATION DURING THE PAST FIVE YEARS
----                                ---    -----------------------------------------------
James E. Deason . . . . . .         54     Mr. Deason has been a director of the Company since October
                                           1995. Mr. Deason has been the Executive Vice President,
                                           Chief Financial Officer and Secretary of the Company since
                                           September 1994. Prior to joining the Company, Mr. Deason, a
                                           Certified Public Accountant, spent 19 years with Ernst &
                                           Young LLP and was a partner from 1988 until he joined the
                                           Company.

Thomas P. Evans . . . . . .         45     Mr. Evans has been a director of the Company since December
                                           1995. Mr. Evans has served as the Executive Vice President of Business Development of Permal Asset Management
                                           ("Permal") since September 1999. Prior to holding that
                                           position, Mr. Evans held the positions of Senior Vice
                                           President and Chief Operating Officer from January 1999 to
                                           August 1999 and President, Emerging Markets from March 1994 to December 1998, of Permal.

Gail O. Neuman  . . . . . .         55     Ms. Neuman has been a director of the Company since November
                                           1997. In 2000, Ms. Neuman retired as the Vice
                                           President-Human Resources and General Counsel of Nissan
                                           Motor Manufacturing Corporation U.S.A. ("Nissan"), a vehicle manufacturer. She had been employed with Nissan since 1981.


INCUMBENT DIRECTORS WHOSE TERMS WILL EXPIRE IN 2003:

NAME                              AGE    PRINCIPAL OCCUPATION DURING THE PAST FIVE YEARS
----                              ---    -----------------------------------------------
Chris A. Davis . . . . . . . . .  51     Ms. Davis has been a director of the Company since October
                                         1997. In August, 2001, Ms. Davis joined McLeodUSA
                                         Incorporated ("McLeodUSA") as Chief Operating and Financial
                                         Officer. Ms. Davis also serves as a director and a member of the executive committee of McLeodUSA. McLeodUSA is a
                                         provider of telecommunications and related services. Ms.
                                         Davis, prior to holding that position, served as the
                                         Executive Vice President, Chief Financial and Administrative
                                         Officer of ONI Systems Corporation ("ONI") since May 2000.
                                         Prior to holding that position at ONI, Ms. Davis served as the Executive Vice President, Chief Financial and
                                         Administrative Officer and member of the Board of Directors of Gulfstream Aerospace Corporation ("Gulfstream") from July
                                         1993 to July of 1999, and as a Vice President of General
                                         Dynamics Corporation after its acquisition of Gulfstream in
                                         July 1999. Ms. Davis also serves as a director of Cytec
                                         Industries, Inc and Rockwell Collins, Inc.

Dennis J. Horowitz . . . . . . .  55     Mr. Horowitz has been the President and Chief Executive
                                         Officer and a director of the Company since March 1998, and in January of 2001 he also became Chairman of the Board of
                                         Directors. Prior to joining the Company, Mr. Horowitz served as Corporate Vice President and President of the Americas of
                                         AMP Incorporated, a high technology electric connector and interconnection systems company, since September 1994. Mr.
                                         Horowitz also serves as a director of Aerovox Incorporated and Superconductor Technologies, Inc.

W. Barnes Hauptfuhrer. . . . . .  47     Mr. Hauptfuhrer has been a director of the Company since May
                                         1998. Mr. Hauptfuhrer has served as Co-Head of the Corporate
                                         & Investment Banking Division and Senior Executive Vice
                                         President of Wachovia Corporation (formerly, First Union
                                         Corporation), a financial services corporation, since
                                         February 2002 and has served as Co-Head of Corporate &
                                         Investment Banking Division of Wachovia Corporation since
                                         January 2000. Mr. Hauptfuhrer previously served as Co-Head of Investment Banking for First Union from January 1999 to
                                         December 1999, and prior to that time he served as a
                                         Managing Partner of First Union Capital Partners, a private equity investment group within First Union, since 1988.


INCUMBENT DIRECTORS WHOSE TERMS WILL EXPIRE IN 2004

NAME                              AGE    PRINCIPAL OCCUPATION DURING THE PAST FIVE YEARS
----                              ---    -----------------------------------------------
John L. Duncan . . . . . . . . .  68     Mr. Duncan has been a director of the Company since December
                                         1993. Mr. Duncan currently serves as President and Chief
                                         Executive Officer of Martin Industries, Inc. ("Martin"), a
                                         position he has held since June 2000. Mr. Duncan also has
                                         served as director of Martin since May 1999. Martin
                                         manufactures and sells pre-engineered fireplaces, gas
                                         heaters, gas logs and related equipment. Mr. Duncan retired as President and Chief Executive Officer of Murray Ohio
                                         Manufacturing Co., a position he held from 1987 to 1994.


INCUMBENT DIRECTORS WHOSE TERMS WILL EXPIRE IN 2004

NAME                              AGE    PRINCIPAL OCCUPATION DURING THE PAST FIVE YEARS
----                              ---    -----------------------------------------------
Jan K. Ver Hagen . . . . . . . .  64     Mr.Ver Hagen has been a director of the Company since
                                         January 1996 and served as the non-executive Chairman of the
                                         Board from May 1998 until December 2000. In 2001, Mr. Ver
                                         Hagen retired as Senior Vice President reporting to the
                                         President of Emerson Electric Co. ("Emerson"), a
                                         manufacturer and marketer of electronic and electrical
                                         products, a position he had held since 1998. Prior to
                                         rejoining Emerson, Mr. Ver Hagen was employed by United
                                         Dominion Industries, Limited as Vice Chairman in 1998, and
                                         as President and Chief Operating Officer from 1994 to 1998.
                                         Mr. Ver Hagen also serves as a director of Plexus Corp and
                                         Trustee of the University of Wisconsin Foundation and The
                                         Wisconsin Alumni Research Foundation.

BOARD MEETINGS AND COMMITTEES

     During 2001, the Board of Directors held six meetings. Each incumbent director attended at least 75% of the aggregate number of meetings of the Board of Directors and the Committees of which such director was a member during the last year.

     Messrs. Horowitz, Hauptfuhrer and Ver Hagen currently serve on the Company's Executive Committee. The purpose of the Executive Committee is to act in the place and stead of the Board, to the extent permitted by law and the Company's Bylaws and within certain limits set by the Board, on matters that require Board action between meetings of the Board of Directors. The Executive Committee also performs the functions of a nominating committee and selects or recommends to the Board of Directors the selection of nominees for election as directors of the Company and determines whether to nominate incumbent directors for reelection. The Executive Committee does not have any procedures established for the consideration of nominees recommended by stockholders. The Executive Committee held four meetings during 2001.

     Ms. Neuman and Messrs. Duncan and Evans currently serve as members of the Compensation Committee. The responsibilities of the Compensation Committee are described under "Compensation Committee Report on Executive Compensation." The Compensation Committee held four meetings during 2001.

     Ms. Davis and Messrs. Ver Hagen and Hauptfuhrer currently serve as members of the Audit Committee. The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company's accounting functions and internal controls. The Audit Committee held four meetings during 2001.

BOARD COMPENSATION

     The Company's 1993 Stock Option Plan for Outside Directors (the "1993 Plan") and 2001 Stock Option Plan for Outside Directors ("2001 Plan") provide for the granting of non-qualified stock option grants to independent directors of the Company. The Company has reserved a total of 185,000 shares of Common Stock for issuance under the 1993 Plan and 250,000 shares of Common Stock for issuance under the 2001 Plan. Both the 1993 Plan and 2001 Plan are administered by the Administration Committee, which is composed of all members of the Board who are not outside directors. Under such plans, each outside director initially receives a non-qualified option to purchase 5,000 shares of Common Stock on the date upon which such person first becomes a director. In addition, each outside director is automatically granted a non-qualified option to purchase 1,000 shares of Common Stock on each anniversary of such director's election to the Board. Moreover, the Administration Committee may grant additional options at its discretion and in lieu of other compensation otherwise payable to the outside directors.

     Options granted under the 1993 Plan and the 2001 Plan have a term of 10 years unless terminated sooner upon termination of the optionee's status as a director or otherwise pursuant to the plans. No option under the 1993 Plan or 2001 Plan is transferable or assignable by the non-employee director other than by the laws of descent and distribution or to such director's spouse, lineal descendant, lineal ancestors, a trust for the benefit of such persons or a partnership or limited liability company whose only partners or members are the non-employee director and/or such persons. The exercise price of each option under the 1993 Plan and the 2001 Plan is equal to the fair market value (as defined in the applicable plan) of the Common Stock on the date of grant. Options granted under the 1993 Plan and the 2001 Plan upon initial election to the Board vest at the rate of 33 1/3% per year. Options which are granted upon the anniversary dates of such election vest immediately. Unless sooner terminated, the 1993 Plan will terminate in 2003 and the 2001 Plan will terminate in 2011.

     As of April 1, 2002, 116,665 shares of Common Stock were available for issuance under the 1993 Plan and 250,000 shares of Common Stock were available for issuance under the 2001 Plan.

     Employee directors do not receive additional compensation for serving on the Board of Directors. Each non-employee director receives an annual stock option grant in lieu of a cash retainer. Such stock option grants align the Board of Directors' interests with the stockholders and ties the Board of Directors' financial rewards for serving on the Board to those of the stockholders. The exercise price for stock option grants in lieu of retainers are at fair market value (as defined in the applicable plan) on the date of the grant, and the options vest immediately and expire after ten years. The value assigned to such grants is based upon a modified Black-Scholes model and equated to $30,000 in 2001. Each non-employee director received 7,610 stock options on January 2, 2001, (except for Mr.Thompson who received half the amount given his pending retirement from the Board). The Company expects to make a similar grant to each non-employee director in 2002. Each non-employee director continues to receive $1,000 for each Board or committee meeting such director attends, and an additional $1,000 for each Board or committee meeting such director chairs. In addition, Mr. Duncan, who serves as lead director, receives an additional $1,000 per Board meeting attended for serving in that capacity.

                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid to or accrued on behalf of the Chief Executive Officer of the Company during 2001 and the other persons who were serving as executive officers of the Company at December 31, 2001 and whose total annual salary and bonus exceeded $100,000 for that year (collectively, the "Named Executive Officers") for services rendered in the years ended December 31, 2001, 2000, and 1999.

                                       SUMMARY COMPENSATION TABLE

                                              ANNUAL COMPENSATION              LONG-TERM INCENTIVE AWARDS
                                       -----------------------------------   ------------------------------
                                                                              RESTRICTED     COMMON STOCK
                                                           OTHER ANNUAL         STOCK         UNDERLYING        ALL OTHER
NAME AND PRINCIPAL POSITION      YEAR   SALARY   BONUS     COMPENSATION (a)   AWARDS (b)   OPTIONS (SHARES)  COMPENSATION (d)
---------------------------      ----  -------- --------   ----------------  ------------  ----------------  ----------------
Dennis J. Horowitz . . . . . . . 2001  $553,229 $110,000      $      --        $      --       92,000            $55,908
  Chairman, President and        2000   543,000  140,900             --          228,273       85,000             63,680
  Chief Executive Officer        1999   527,347   42,300         77,074               --       60,000(c)          44,677
  and Director

James E. Deason  . . . . . . . . 2001   234,384   28,725             --               --       17,000             23,108
  Executive Vice President,      2000   244,372   86,420             --           63,411       16,600             27,307
  Chief Financial Officer and    1999   238,248       --         11,413               --       21,000(c)          20,556
  Secretary and Director

Keith I. Weil  . . . . . . . . . 2001   215,711   26,767             --               --       24,400             14,560
  Senior Vice President,         2000   209,800   68,825             --           77,108       22,300             15,966
  Tubing Products                1999   201,137    8,100        157,953               --       15,000(c)          12,397

Johann R. Manning, Jr. . . . . . 2001   188,184   25,945             --               --       18,000             11,469
  Senior Vice President,         2000   178,677   62,350             --           66,724       13,400             12,919
  Fabricated Products and        1999   171,264    8,600         18,295               --       18,000(c)          10,406
  General Counsel

-----------------

(a) These amounts include reimbursement for relocation and tax-related expenses thereto ($62,000 in 1999 for Mr. Horowitz; $148,565 in 1999 for Mr. Weil; and $7,211 in 1999 for Mr. Manning).

(b) Amount of restricted stock awards based on market value on date of grant. Fifty percent of the shares vest on each of the first and second anniversaries of the date of grant. In the event that any dividends are paid with respect to the Common Stock in the future, dividends will be paid on the restricted stock at the same rate. As of December 31, 2001, the number of shares of restricted stock awarded to Messrs. Horowitz, Deason, Weil and Manning for the 2000 grant was 15,241, 4,174, 5,282 and 4,579, respectively, and the value of those shares as of December 31, 2001 was $172,985, $47,375, $59,951 and $51,972, respectively.

(c) Options granted to Messrs. Horowitz, Deason, Weil and Manning in 1999 were cancelled on October 2, 2001 pursuant to the Company's voluntary option exchange offer. Subject to the conditions of the offer, on April 11, 2002, the Company will grant replacement options to purchase one share of Common Stock for every two option shares surrendered. The replacement options will be vested to the same extent that the surrendered options would have been vested had they not been cancelled.

(d) The 2001 amounts include 401(k) matching contributions made by the Company for Messrs. Horowitz, Deason, Weil and Manning of $7,791, $5,695, $6,252 and $5,141, respectively, and the present value costs of the Company's portion of 2001 premiums for split-dollar life insurance above the term coverage level provided generally to salaried employees for Messrs. Horowitz, Deason, Weil and Manning of $48,117, $17,413, $8,308 and $6,328, respectively.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table contains information concerning the stock option grants made to the Named Executive Officers during the fiscal year ended December 31, 2001.

                                                                           POTENTIAL REALIZABLE VALUE AT
                                                                           ASSUMED RATES OF STOCK PRICE
                                                                         APPRECIATION FOR OPTION TERM (B)
                                                                      ---------------------------------------
                                    INDIVIDUAL GRANTS                          5%                  10%
                        --------------------------------------------- -------------------- ------------------
                        NUMBER OF   PERCENT OF
                        SHARES OF     TOTAL
                         COMMON      OPTIONS
                         STOCK       GRANTED      EXERCISE
                        UNDERLYING      TO          PRICE               PRICE               PRICE
                         OPTIONS     EMPLOYEES       PER   EXPIRATION    PER    AGGREGATE    PER   AGGREGATE
NAME                    GRANTED (A)   IN 2001       SHARE     DATE      SHARE     VALUE     SHARE    VALUE
----                    -----------  ---------    -------- ---------- --------- --------   ------- ----------
Dennis J. Horowitz . .     92,000      23.36%      $11.90   1/23/2011  $19.38    688,160    $30.87 $1,745,240
James E. Deason  . . .     17,000       4.32        11.90   1/23/2011   19.38    127,160     30.87    322,490
Keith I. Weil    . . .     24,400       6.19        11.90   1/23/2011   19.38    182,512     30.87    462,868
Johann R. Manning, Jr.     18,000       4.57        11.90   1/23/2011   19.38    134,640     30.87    341,460

--------------

(A) For Messrs. Horowitz, Deason, Weil and Manning, options vest in three equal annual installments beginning on January 23, 2002.

(B) The assumed annual rates of appreciation of five and ten percent would result in the Company's Common Stock increasing from $11.90 to $19.38 and $30.87 per share, respectively for Messrs. Horowitz, Deason, Weil and Manning.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUE TABLE

     The following table sets forth information with respect to the aggregate number of unexercised options to purchase Common Stock granted in all years to any of the Named Executive Officers and held by them as of December 31, 2001. There were no stock options exercised during the year ended December 31, 2001 and no unexercised in-the-money options (i.e., options that had a positive spread between the exercise price and the fair market value of the Common Stock) as of December 31, 2001.

                                                                NUMBER OF SHARES            VALUE OF
                                                                 OF COMMON STOCK           UNEXERCISED
                                                                   UNDERLYING              IN-THE-MONEY
                                                                   UNEXERCISED              OPTIONS AT
                                                                   OPTIONS AT             DECEMBER 31,
                                      SHARES                   DECEMBER 31, 2001 (A)         2001 (B)
                                   ACQUIRED ON    VALUE       ----------------------   --------------------
NAME                                 EXERCISE    REALIZED      VESTED      UNVESTED     VESTED   UNVESTED
----                               -----------   --------     --------    ----------   -------- ----------
Dennis J. Horowitz . . . . . . .       --           --         28,334       148,666       --       --
James E. Deason. . . . . . . . .       --           --          5,534        28,066       --       --
Keith I. Weil. . . . . . . . . .       --           --          7,434        39,266       --       --
Johann R. Manning, Jr. . . . . .       --           --          4,467        26,933       --       --

------------

(A) Excludes options cancelled on October 2, 2001 in connection with the Company's voluntary option exchange offer. Subject to the conditions of the offer, on April 11, 2002 the Company will grant Messrs. Horowitz, Deason, Weil and Manning replacement options to purchase 92,500, 38,750, 15,000 and 12,000 shares of Common Stock, respectively. The replacement options will be vested to the same extent that the surrendered options would have been vested had they not been cancelled.

(B) For all unexercised in-the-money options, assumes a fair market value at December 31, 2001 of $11.35 per share of Common Stock, which was the sales price in the last transaction in the Common Stock on the New York Stock Exchange as of that date.

LONG-TERM INCENTIVE PLAN - AWARDS IN THE LAST FISCAL YEAR

     Effective January 1, 1999, the Company adopted the Long-Term Incentive Plan ("LTIP") for select key executives, including the Named Executive Officers. Under the LTIP, the executives are granted a set number of restricted shares within the first quarter of the three year cycle. Thereafter, the three year average Return on Total Capital for the Company, based upon set targets, determines whether the shares fail to vest, partially vest or vest completely. The vesting, if any, shall occur as soon as practical after the close of the final year of the cycle. For a more detailed description of the LTIP, see the section "Compensation Committee Report on Executive Compensation," contained in this Proxy Statement.

     The following table provides information regarding awards made in 2001 to the Named Executive Officers pursuant to the Company's Long-Term Incentive Plan.

                                                                                ESTIMATED FUTURE PAYOUTS
                                 NUMBER OF      PERFORMANCE OR OTHER       UNDER NON-STOCK PRICE-BASED PLANS
                             SHARES, UNITS OR       PERIOD UNTIL       ------------------------------------------
NAME                         OTHER RIGHTS (#)   MATURATION OR PAYOUT    THRESHOLD (#)   TARGET (#)   MAXIMUM (#)
----                         ----------------   --------------------   --------------- ------------ -------------
Dennis J. Horowitz . . . . .    18,100               2001-2003              15,385        18,100       18,100
James E. Deason  . . . . . .     6,900               2001-2003              5,865          6,900        6,900
Keith I. Weil      . . . . .     5,700               2001-2003              4,845          5,700        5,700
Johann R. Manning, Jr. . . .     4,700               2001-2003              3,995          4,700        4,700

PLANS AND ARRANGEMENTS

     RETIREMENT PLANS. Executive employees of the Company are eligible to participate in the Wolverine Tube, Inc. Retirement Plan (the "Retirement Plan"). This funded noncontributory defined benefit pension plan provides an annuity benefit, upon retirement at normal retirement age of 65, of (i) 1.5% of average monthly compensation, averaged over the 60 month period that produces the highest average during the last 120 months of employment, times (ii) years of service to the Company, minus (iii) an adjustment for Social Security benefits as described in the Retirement Plan. Upon early retirement prior to age 60, a reduction will be made to the foregoing benefit equal to 4% for each year by which such retirement precedes age 60, ending at age 55, the minimum age to receive pension benefits. A minimum of five years of service is needed for eligibility for an early retirement benefit.

     The Company has a Supplemental Benefit Restoration Plan (the "Restoration Plan"). This defined benefit pension plan is nonfunded and provides benefits to certain eligible executives of the Company. The benefits provided under the Restoration Plan are identical to the benefits provided by the Retirement Plan, except that under the Retirement Plan final average annual compensation for purposes of determining plan benefits is currently capped at $200,000 pursuant to certain Internal Revenue Code of 1986, as amended (the "Code") limits. Benefits under the Restoration Plan are not subject to this limitation. However, Restoration Plan benefits are offset by any benefits payable from the Retirement Plan.

     The following table shows the estimated annual benefits payable upon normal retirement at age 65 in 2002 under the Retirement Plan and Restoration Plan for persons in specified remuneration and years of service classifications.

                                               PENSION PLAN TABLE
                                      RETIREMENT PLAN AND RESTORATION PLAN

                                     AGE 65 ANNUAL RETIREMENT BENEFITS IN 2002 FOR VARIOUS SERVICE PERIODS
FINAL AVERAGE SALARY                  5        10          15         20         25         30         35
--------------------               -------  --------    --------   --------   --------   --------   ---------
125,000  . . . . . . . . . . . . .   8,507    17,014      25,522     34,029     42,536     51,043     60,418
150,000  . . . . . . . . . . . . .  10,382    20,764      31,147     41,529     51,911     62,293     73,543
175,000  . . . . . . . . . . . . .  12,257    24,514      36,772     49,029     61,286     73,543     86,668
200,000  . . . . . . . . . . . . .  14,132    28,264      42,397     56,529     70,661     84,793     99,793
250,000  . . . . . . . . . . . . .  17,882    35,764      53,647     71,529     89,411    107,293    126,043
300,000  . . . . . . . . . . . . .  21,632    43,264      64,897     86,529    108,161    129,793    152,293
350,000  . . . . . . . . . . . . .  25,382    50,764      76,147    101,529    126,911    152,293    178,543
400,000  . . . . . . . . . . . . .  29,132    58,264      87,397    116,529    145,661    174,793    204,793
450,000  . . . . . . . . . . . . .  32,882    65,764      98,647    131,529    164,411    197,293    231,043
500,000  . . . . . . . . . . . . .  36,632    73,264     109,897    146,529    183,161    219,793    257,293
550,000  . . . . . . . . . . . . .  40,382    80,764     121,147    161,529    201,911    242,293    283,543
600,000  . . . . . . . . . . . . .  44,132    88,264     132,397    176,529    220,661    264,793    309,793
650,000  . . . . . . . . . . . . .  47,882    95,764     143,647    191,529    239,411    287,293    336,043
700,000  . . . . . . . . . . . . .  51,632   103,264     154,897    206,529    258,161    309,793    362,293
750,000  . . . . . . . . . . . . .  55,382   110,764     166,147    221,529    276,911    332,293    388,543
800,000  . . . . . . . . . . . . .  59,132   118,264     177,397    236,529    295,661    354,793    414,793
850,000  . . . . . . . . . . . . .  62,882   125,764     188,647    251,529    314,411    377,293    441,043

     The benefits described in the table above are calculated on a straight life annuity basis and are not subject to any reduction for Social Security or other offset amounts.

     The covered compensation of participants used to calculate the retirement benefits described above consists of base pay, overtime, commissions and non-incentive bonus payments which is the amount in the Salary column of the Summary Compensation Table and year-end bonuses or incentive compensation not in excess of one-half of base pay received in the current year. Mr. Horowitz, Mr. Deason, Mr. Weil and Mr. Manning had compensation of $694,129, $320,804, $284,536 and $250,534, respectively, for purposes of the above table, as of December 31, 2001.

     As of December 31, 2001, Mr. Horowitz had four years of credited service in the Retirement Plan, Mr. Deason had seven years, Mr. Weil had three years and Mr. Manning had four years.

     In 2002, the Compensation Committee approved the establishment of the Wolverine Tube, Inc. Supplemental Executive Retirement Plan (the "Executive Plan"). The Executive Plan provides retirement benefits to executives who are employed at the level of senior vice president or above and who are approved for participation by the Compensation Committee upon the recommendation of the Chief Executive Officer.The Executive Plan provides a monthly benefit to a participant at the normal retirement age of 65 of fifty-five percent (55%) of his final average pay reduced by benefits under the Retirement Plan, the Restoration Plan, and the age 65 Social Security benefit. The annual benefit payable to Mr. Horowitz is increased by $6,000 for each year of service. To be eligible for a benefit the participant must have attained age fifty-five when he terminates employment and complete twelve or more years of service, except that Mr. Deason and Mr. Horowitz are exempted from the service requirement. Final average compensation is based upon compensation in the highest three calendar years of the last ten years of employment. Compensation is based upon compensation as defined under the Retirement Plan except (i) it is not subject to the limitation applicable under the Retirement Plan (i.e., $200,000 in 2002); (ii) the entire bonus is recognized and a bonus equal to 25% of base pay is assumed if the actual bonus is less; (iii) bonuses are recognized in the year earned rather than when paid; and (iv) base and bonus pay received after a change in control is recognized in the Plan Years to which it is attributable even if it is received in a lump sum. Benefits under the plan are payable in the forms permitted under the Retirement Plan and in the form of a lump sum payment. The benefit payable to a participant who retires before the normal retirement age of 65 is reduced at a rate of 2.5% for each of the first ten years the benefit payment date precedes the normal retirement age. The Social Security benefit is not offset from the benefit until the participant reaches age 65. If benefits become payable before age 55 following a change of control, the benefit will be further reduced on an "actuarial equivalent" basis from age 55 to the participant's age when benefits begin. Benefits become fully vested and are immediately payable in the event a participant's employment terminates following a change of control and he qualifies for benefits under severance agreements described below.

     The estimated annual benefits payable at normal retirement age of 65 based upon current final 3 year average pay as of December 31, 2001 for the Named Executive Officers under the Retirement Plan, Restoration Plan and Executive Plan is as follows: Mr. Horowitz $433,100; Mr. Deason $148,100; Mr.Weil $126,700; and Mr. Manning $106,600.

     SEVERANCE PAY PLAN. The Company's Severance Pay Plan (the "Severance Plan") provides benefits to all eligible salaried employees who have at least one year of service and who are terminated for reasons other than for cause. Severance benefits include payment of all accrued vacation and two weeks pay at the employee's current base salary plus one week's pay for each full year of continuous service, not to exceed 26 weeks. Acceptance of severance benefits requires the execution of a general release of all claims against the Company, except claims in accordance with the provisions of applicable benefit plans.

     CHANGE IN CONTROL, SEVERANCE AND NON-COMPETITION AGREEMENTS. The Company has entered into Change in Control, Severance and Non-Competition Agreements ("Severance Agreements") with each of the Named Executive Officers. The Severance Agreements generally provide that certain payments will be made by the Company to the Named Executive Officer if (i) his employment is terminated or he resigns in certain circumstances, (ii) during the term of employment and for a period of three years following termination of employment with the Company, the Named Executive Officer will not disclose or improperly use confidential information relating to the Company, (iii) for a period of two years following termination of employment with the Company, the Named Executive Officer will not solicit business from the Company's customers or solicit employees from the Company, and (iv) during the term of employment and for a specified period of years following termination of employment with the Company, the Named Executive Officer will not compete with the Company in the United States.

     The Severance Agreement with Mr. Horowitz provides that if he is terminated for cause or resigns, other than for certain enumerated reasons, he is entitled to receive only the severance benefits, if any, provided by the Company's standard procedure and practice, and payment of his salary through the date of termination or resignation. If Mr. Horowitz is terminated without cause or resigns for one of the enumerated reasons, he is entitled to three years' salary, plus payment for any unused vacation time for the year of termination or resignation (all payable either in a lump sum or in periodic payments over three years) plus continuation of his medical and disability insurance benefits until the earlier of the expiration of 36 months or the date on which the executive is covered under any other comparable plan. After such medical and disability insurance coverage is exhausted, the Company will provide Mr. Horowitz access to the medical and disability group insurance coverage available to its employees at his expense until he attains the age of sixty-five. Mr. Horowitz is also to be reimbursed the cost of maintaining life insurance coverage comparable to his coverage under the Company's group life insurance plan until the earlier of 36 months or when equivalent coverage is obtained under another group life insurance plan. In the event that Mr. Horowitz is terminated without cause or resigns for any reason within two years of a change in control (as defined in the Severance Agreement), he would be entitled to an additional amount equal to forty percent of his base salary for each year that continuing payments are made to him pursuant to the Severance Agreement, except that, in the event the termination or resignation occurs after the first six months of the Company's fiscal year, then he would be entitled to receive the greater of the actual amount of the annual bonus to which he would be actually entitled to be paid pursuant to the Company's annual bonus plan for the year in which the termination occurred or forty percent of his base salary for that year. In those circumstances following a change in control, Mr. Horowitz would also be entitled to reimbursement for outplacement services utilized by him for up to one year following his termination or resignation. Mr. Horowitz's Severance Agreement provides that he may not compete with the Company in the United States for a period of three years from termination of employment.

     The Severance Agreements with each of Messrs. Deason, Weil and Manning provide that if such officer is terminated for cause or he resigns other than for certain enumerated reasons, he is entitled to only the severance benefits, if any, provided by the Company's standard procedure and practice and payment of his salary through the date of his termination or resignation. The Severance Agreements with Messrs. Weil and Manning provide that if such officer is terminated without cause or resigns for one of the enumerated reasons, or resigns for any reason within two years following a change in control (as defined in the Severance Agreement), he is entitled to two years salary plus payment for any unused vacation time for that year (payable either in a lump sum or in periodic payments over two years) plus continuation of such officer's medical and disability insurance benefits until the earlier of the expiration of 24 months or the date on which the executive is covered under any other comparable plan. The Severance Agreement with Mr. Deason provides that (i) if he is terminated without cause or resigns for any reason within two years following a change in control, he is entitled to three years' salary or (ii) if such termination or resignation for any of the enumerated reasons occurs in any other circumstances, he is entitled to two years' salary plus, in either case, payment for any unused vacation time for that year (payable either in a lump sum or in periodic payments over two or three years, as applicable) plus continuation of his medical and disability insurance benefits until the earlier of the expiration of 24 months (36 months for Mr. Deason in the event of a change in control) or the date on which the executive is covered under any other comparable plan. After such medical and disability coverage is exhausted, the Company will provide Messrs. Deason, Weil and Manning access to the medical and disability group insurance coverage available to its employees at their expense until they attain the age of sixty-five. The Severance Agreements for Messrs. Deason, Weil and Manning also provide they are to be reimbursed the cost of maintaining life insurance coverage comparable to the coverage under the Company's group life insurance plan until the earlier of 24 months (36 months for Mr. Deason in the event of a change in control) or when equivalent coverage is obtained under another group life insurance plan. The Severance Agreements with each of Messrs. Deason, Weil and Manning also provide that, in the event such officer is terminated without cause or resigns for any reason within two years of a change in control, he would be entitled to an additional amount equal to thirty percent of his base salary for each year that continuing payments are made pursuant to the Severance Agreement, except that, in the event the termination or resignation occurs after the first six months of the Company's fiscal year, then he would be entitled to receive the greater of the actual amount of the annual bonus to which he would be actually entitled to be paid pursuant to the Company's annual bonus plan for the year in which the termination occurred or thirty percent of his base salary for that year. In those circumstances following a change in control, each officer would also be entitled to reimbursement for outplacement services utilized by him for up to one year following termination or resignation. The Severance Agreements for each of Messrs. Deason, Weil and Manning provide that such officer may not compete with the Company in the United States for a period of two years from termination of employment.

     All the above described Severance Agreements provide that payments made under any change in control provision of a Company compensation or benefit plan which are subject to an "excess parachute payment" tax will be increased so that the individual will receive a net payment equal to that which would have been received if such tax did not apply. Certain of the Company's benefit plans also contain change in control provisions.

     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. In 2001, Ms. Neuman and Messrs. Duncan and Evans served on the Compensation Committee. No members of the Company's Compensation Committee had any relationships which are reportable under this section except that Mr. Evans was the Executive Vice President, Finance and Administration Secretary and Treasurer and a director of the Company from April 1992 to May 1994.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     OVERVIEW. The Compensation Committee is responsible for the general compensation policies of the Company, and in particular is responsible for setting and administering the policies that govern compensation of the Company's executive officers. The Compensation Committee, which is comprised of three non-employee directors, evaluates the performance of management and determines the compensation levels for all executive officers.

     To assist in determining compensation policies, the Compensation Committee from time to time retains management and compensation consulting firms to evaluate the Company's various compensation programs. Additional information on compensation has been derived in the course of recruiting senior executives for the Company.

     The objective of the Compensation Committee is to establish policies and programs to attract, retain and motivate key executives, and to serve the financial interests of the Company's stockholders while providing appropriate incentives to its executive officers. The primary elements of executive and senior officer compensation are base salary, annual cash bonus awards, long-term incentive compensation awards, and stock option and restricted stock awards. Base salary is based on factors such as the individual executive or senior officer's level of responsibility and comparison to similar positions in the Company and in comparable companies. Annual cash bonus awards are generally based on the Company's performance measured against the attainment of financial and other objectives established annually by the Board of Directors, and on achieving individual performance objectives. Long-term incentive awards, which are paid in the form of restricted stock and stock option awards, are intended to align the executive or senior officer's interests with those of the stockholders in promoting the long-term growth of the Company, and are determined based on the executive or senior officer's salary, level of responsibility, number of awards previously granted, competitive benchmarks established in comparisons to similarly situated companies, and contributions toward achieving the objectives of the Company. Further information on each of these compensation elements is set forth below.

     SALARIES. Base salaries for executive and certain officers (other than the Chief Executive Officer (the "CEO")) are subject to adjustment annually, following a review by the CEO. In the course of the review, performance of the individual with respect to specific objectives is evaluated, as are any increases in responsibility, and salaries for similar positions and levels of responsibility within the Company and in comparable companies. The specific objectives for each executive or designated senior officer (other than the CEO) are set by the CEO, and will vary for each executive position and for each year. Since this is a base salary review, performance of the Company is not weighed heavily in the result. When all reviews are completed, the CEO makes a recommendation to the Compensation Committee for its review and final approval.

     With respect to the CEO, the Compensation Committee reviews and establishes a base salary, which is influenced by feedback and input by the non-employee members of the Board as to their assessment of the CEO's performance and the Compensation Committee's expectations as to his future contributions. Competitive compensation data is also a major factor in establishing the CEO's salary, but no precise formula is applied in considering this data.

     BONUSES. The Compensation Committee believes that the executive officers should be entitled to receive cash bonus awards based upon both individual achievement as well as the financial performance of the Company. Pursuant to the Company's annual management bonus plans, annual cash bonus objectives are more heavily dependent on the financial performance of the Company, and less so on individual performance. The Board of Directors of the Company reviews the business plan, capital expenditure plans and other factors developed by management and then approves the objectives for the year and sets financial targets. The Compensation Committee then incorporates these targets into the bonus plans. Thresholds are then derived below which no cash bonus would be paid, except for that portion tied to individual performance. Performance factors are considered, such as attainment of objectives in financial performance, product development, market share, representation of the Company at analyst and investor meetings, development of management personnel, individual objectives and other considerations.

     In measuring those objectives with respect to the CEO, the Compensation Committee assessed such factors as executive management skills, investor relations, leadership, Company performance in the context of market conditions, and strategic planning and development.

     LONG-TERM INCENTIVE PLANS, STOCK OPTIONS AND RESTRICTED STOCK AWARDS. Long-term incentive plans have been established by the Compensation Committee in consultation with senior management and with compensation consultants and the CEO. Selected senior executives designated by the CEO, and approved by the Compensation Committee, are eligible for awards under the plans based upon the Company's return on total capital measured over a three-year period. Performance objectives for all participants (including the CEO) under the long-term incentive plans are based upon an incremental scale dependent upon achieving the specified target return rate. Payments under the plans may be in cash, restricted stock or a combination of cash and restricted stock at the discretion of the Compensation Committee.

     Stock options and restricted stock awards are an integral part of each executive or senior officer's compensation and are intended to provide an incentive to continue as employees of the Company over the long term, and to align the interests of the executive or senior officer with those of the stockholders by providing a stake in the Company. All equity based awards for management are generally granted pursuant to the Company's 1993 Equity Incentive Plan, as amended (the "Equity Plan"). Grants of stock options to participants generally are made at fair market value on the date of the grant, vest over a period of three years, and expire after ten years; restricted stock awards, granted other than under the Long-Term Incentive Plan, generally vest over a two year period of time. In making grants of equity awards, the Compensation Committee takes into account the total number of shares available for grant under the plan, prior grants outstanding, and estimated requirements for future grants. Individual awards take into account the executive or senior officer's contributions to the Company, scope of responsibilities, strategic and operational goals, salary and number of unvested options and other equity awards.

     In determining equity based awards for the CEO, the Compensation Committee weighed all of the above factors. However, in recognition of the CEO's critical role in developing strategies for the long-term benefit of the Company, awards may be granted that are greater than may be indicated by comparisons of relative salary amounts. Stock options and restricted stock are important elements in attracting and retaining capable executives at all levels, and this is particularly so in the case of the CEO.

     STOCK OPTION EXCHANGE OFFER. In August 2001, based on management's review of the status of stock options previously awarded to employees, officers and directors of the Company and its subsidiaries, the Compensation Committee considered that a large number of outstanding stock options had exercise prices that were significantly higher than the current trading price of the Company's Common Stock. Because these "out-of-the-money" options were not likely to be exercised in the foreseeable future, the Compensation Committee concluded that these options did not adequately align optionees' interests with those of stockholders and no longer offered significant retention value to the Company.The Compensation Committee further determined that these out-of-the-money options did not provide the incentive to acquire and maintain stock ownership in the Company and to participate in the Company's long-term growth and success that the Compensation Committee intended. As a result, the Compensation Committee approved a voluntary stock option exchange offer to provide eligible employees, officers and directors the benefit of owning options that, over time, may create better performance and retention incentives and may have greater potential to increase in value, thereby maximizing stockholder value.

     Under the option exchange offer, all U.S. and Canadian employees, officers and directors of the Company and of its subsidiaries were provided the opportunity to surrender certain outstanding stock options having an exercise price of $20.00 or greater in exchange for replacement options to purchase one share of Common Stock for every two shares associated with the cancelled options. These replacement stock options will be granted six months and six business days after the date the surrendered options were cancelled and will have an exercise price based on the market value of the Company's Common Stock on or about the date of grant. The replacement stock options will be vested to the same degree as the original options had vested or would have vested had they not been cancelled. The expiration date of the replacement options will be the same as the surrendered options, except that outside directors' replacement options will have a new 10-year term as required by the 1993 Plan. Other terms and conditions of the replacement options will be substantially similar to those of the cancelled options.

     The option exchange offer was announced on August 23, 2001 and expired on October 1, 2001. On October 2, 2001, options to purchase 836,860 shares of Common Stock were cancelled, representing approximately 97.5% of the options eligible to be exchanged under the offer. Subject to the conditions of the offer, replacement options will be granted on April 11, 2002. All ten of the Company's executive officers and directors participated in the option exchange offer, surrendering in the aggregate options to purchase 354,500 shares.

     SUMMARY. In 2001, the range of performance metrics set by the Board of Directors, and administered by the Compensation Committee for bonus pay-out, were not achieved. Therefore, bonuses paid for 2001 were based on the individual performance objectives for each executive officer and cash bonuses were awarded as noted within the Summary Compensation Table. Based on available information, the Compensation Committee believes that the executive compensation policies and programs described in this report serve the interests of stockholders and the Company, the Company's level of base salaries is generally competitive, and the Company's bonus programs as adjusted from time to time will cause bonus levels to be competitive as well. The Compensation Committee continually reviews the Company's compensation programs to ensure that the overall package is competitive, balanced, and that proper incentives and rewards are provided.(1)

                                           Compensation Committee

                                           John L. Duncan
                                           Thomas P. Evans
                                           Gail O. Neuman





--------------
 1 Due to the historical compensation levels of the Company's executive officers, the Compensation Committee has not yet formulated a policy on qualifying executive officer compensation for tax deductibility under
     Section 162(m) of the Code. The Compensation Committee will continue to monitor this issue with a view towards maximizing compliance with Section 162(m) while maintaining the flexibility to provide competitive compensation even if a portion of such compensation was rendered nondeductible by reason of Section 162(m).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     One of our directors, Mr. W. Barnes Hauptfuhrer, serves as Co-Head of the Corporate and Investment Banking Division and Senior Executive Vice President of Wachovia Corporation, the parent company of First Union Securities, Inc., Wachovia Bank, N.A. and First Union National Bank. First Union Securities, Inc., acting under the trade name Wachovia Securities, was one of the initial purchasers of the Company's 10.5% Senior Notes (the "2002 Notes") due 2009, issued on March 27, 2002. Wachovia Bank will serve as trustee under the indenture governing the 2002 Notes and is a lender in the Company's $37.5 million revolving credit facility. First Union National Bank also serves as indenture trustee for the Company's 7-3/8% Senior Notes due 2008, transfer agent for our Common Stock, and administrator of our stock option plans. The Company believes that the services performed by these certain subsidiaries of Wachovia Corporation and the compensation the Company pays to these subsidiaries for such services are on terms comparable for similar transactions of this type with third parties and are otherwise fair to the Company.

                         COMPANY STOCK PRICE PERFORMANCE

     Set forth below is a line graph comparing the five-year cumulative total stockholder return on the Common Stock since December 31, 1996, with the cumulative total stockholder return of the S&P Industrials Index, the NYSE Composite Index and the Russell 2000 Index, assuming reinvestment of any dividends.

                              COMPOSITE PRICE CHART

                              [PERFORMANCE GRAPH]


                            TOTAL CUMULATIVE RETURNS

                                   12/31/96     12/31/97     12/31/98     12/31/99    12/31/00     12/31/01
                                   --------     --------     --------     --------    --------     --------
Wolverine Tube, Inc.  . . . . . . .  100          88           60           40          34           32
S&P Industrials . . . . . . . . . .  100          129          170          212         176          153
NYSE Composite  . . . . . . . . . .  100          130          152          166         167          150
Russell 2000    . . . . . . . . . .  100          121          116          139         133          135

                 COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

     The members of the Board of Directors, the executive officers of the Company and persons who hold more than ten percent of the Common Stock are subject to the reporting requirements of Section 16(a) of the Exchange Act of 1934, as amended (the "Exchange Act"), which require them to file reports with respect to their ownership of the Company's securities on Form 3 and transactions in the Company's securities on Forms 4 or 5. Based solely on its review of the copies of such forms received by it and written representations from the Company's executive officers and directors, the Company believes that, for the fiscal year ended December 31, 2001, the Section 16(a) filing requirements were complied with by all incumbent executive officers, directors and director nominees and beneficial holders of more than 10% of the Common Stock during the year.

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Board reviews and approves the scope of the audit performed by the Company's independent auditors and the Company's accounting principles and internal accounting controls. The Audit Committee is composed of three independent directors, and operates under a written charter adopted and approved by the Board of Directors. Each of the members of the Audit Committee is independent as defined under the New York Stock Exchange listing standards.

     The Audit Committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2001 (the "Audited Financial Statements") with management of the Company and the Company's independent auditors. In addition, we have discussed with Ernst & Young LLP, the independent auditors of the Company, the matters required by Codification of Statements on Accounting Standards No. 61 ("SAS 61").

     The Audit Committee also has received the written report, disclosure and the letter from Ernst & Young LLP required by the Independence Standards Board Statement No. 1, and we have discussed the written report with Ernst & Young LLP and its independence from the Company. We also have discussed with management of the Company and Ernst & Young LLP such other matters and received such assurances from them as we deemed appropriate.

     Based on the foregoing review and discussions and relying thereon, we have recommended to the Company's Board of Directors the inclusion of the Audited Financial Statements in the Company's Annual Report for the year ended December 31, 2001 on Form 10-K, to be filed with the Securities and Exchange Commission.


                                              The Audit Committee

                                              Jan K. Ver Hagen
                                              Chris A. Davis
                                              W. Barnes Hauptfuhrer

                  PROPOSAL TWO - RATIFICATION OF APPOINTMENT OF
                              INDEPENDENT AUDITORS

     The Board of Directors has selected Ernst & Young LLP as the independent auditors for the Company for the fiscal year ending December 31, 2002, and recommends that the stockholders vote for ratification of such appointment. Ernst & Young LLP has audited the Company's financial statements since 1989. Notwithstanding the selection, the Board, in its discretion, may direct the appointment of new independent auditors at any time during the year if the Board feels that such a change would be in the best interests of the Company and its stockholders. Representatives of the firm of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire and be available to respond to appropriate questions. THE BOARD RECOMMENDS VOTING "FOR"THIS PROPOSAL.

AUDIT FEES

     The Company's independent auditors, Ernst & Young LLP, billed the Company approximately $268,000 for professional services rendered for the audit of the Company's annual financial statements in 2001 and for the review of the Company's financial statements contained in the Company's Forms 10-Q for 2001.

ALL OTHER FEES

     The Company's independent auditors billed the Company approximately $587,000 in 2001 for all other services performed in 2001 in addition to the fees disclosed above. Such services included audit related services of approximately $113,000 and non-audit related services of approximately $474,000. Audit related services generally included fees for pension and statutory audits, accounting consultation and assistance with filings to the Securities and Exchange Commission. Non-audit related services primarily included tax services. The Company's independent auditors did not provide any information system design or implementation services.

     The Company's Audit Committee considered whether the provision of the services of Ernst & Young LLP, other than the audit services described above under "Audit Fees," was compatible with maintaining such accounting firm's independence.

                                 OTHER BUSINESS

     The Company knows of no other matters to be submitted at the Annual Meeting. By submitting the Proxy, the stockholder authorizes the persons named on the Proxy to use their discretion in voting on any matter brought before the Annual Meeting.

                      STOCKHOLDER PROPOSALS TO BE PRESENTED
                           AT THE NEXT ANNUAL MEETING

     In order for a stockholder proposal to be considered for inclusion in the proxy statement for the Company's 2003 Annual Meeting of Stockholders, such proposal must be received by the Company at its principal executive office no later than December 12, 2002. In accordance with the rules of the SEC, the Company may exclude from the proxy statement any proposals that are not timely. In accordance with the Company's Bylaws, in order for a stockholder proposal to be brought before the annual meeting, a proposal must be received by the Company no later than 60 days prior to the annual meeting. However, if the Company does not publicly announce the date of the annual meeting at least 75 days before such meeting, a stockholder has 10 days from the date of the public announcement to deliver any proposal to the Company.

                                By Order of the Board of Directors

                                /s/ Dennis Horowitz
                                ------------------------
                                Dennis Horowitz
                                Chairman, President and Chief Executive Officer April 10, 2002

                            o FOLD AND DETACH HERE o
--------------------------------------------------------------------------------


                              WOLVERINE TUBE, INC.
         200 CLINTON AVENUE WEST, SUITE 1000, HUNTSVILLE, ALABAMA 35801
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

     The undersigned stockholder of Wolverine Tube, Inc. ("Wolverine") hereby appoints Dennis Horowitz and James E. Deason, and each of them individually, with full power of substitution, as Proxies of the undersigned, and hereby authorizes them to represent and to vote and act for the undersigned, at the Annual Meeting of Stockholders of Wolverine to be held on Thursday, May 23, 2002, at 8:30 a.m., local time, at The Benjamin Hotel, 125 East 50(th) Street, New York, New York 10022, and at any adjournment or postponement thereof, according to the number of votes which the undersigned is now, or may then be, entitled to cast. This proxy revokes all prior proxies given by the undersigned with respect to the matters covered hereby. The undersigned acknowledges receipt of the Proxy Statement, dated April 10, 2002, and the related Notice of Annual Meeting of Stockholders.


  The Board of Directors recommends that you vote FOR the following proposals.

1. Election of Directors:

Nominees: James E. Deason, Thomas P. Evans and Gail O. Neuman

     / /  VOTE FOR all nominees listed,        / / VOTE WITHHELD except as
          marked to the contrary above             for all nominees

INSTRUCTION: TO WITHHOLD YOUR VOTES FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST ABOVE.

2. Ratify the appointment of Ernst & Young LLP as the independent auditors of Wolverine for the fiscal year ending December 31, 2002.

     / / FOR                    / / AGAINST                   / / ABSTAIN




                          (continued on reverse side)

                            o FOLD AND DETACH HERE o


(CONTINUED FROM OTHER SIDE)

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER AND AT THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND PROPOSAL 2 AND AT THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

                                     Dated:                                 2002
                                     --------------------------------------,



                                     -------------------------------------------
                                     Signature



                                     -------------------------------------------
                                     Signature

                                     Please sign exactly as name (s) appear (s) herein. When shares are held by joint tenants, both should sign. When signing as attorney-in-fact, executor, administrator, or trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized corporate officer. If a partnership, please sign the partnership name by authorized person(s).


       PLEASE MARK, DATE AND SIGN YOUR NAME AS IT APPEARS ON THIS CARD AND
                        RETURN IN THE ENCLOSED ENVELOPE